Exhibit 10.6

Execution Version

WAIVER AGREEMENT

This Waiver Agreement (this “Waiver”) is entered into as of December 20, 2016 by and between KLR Energy Sponsor, LLC, a Delaware limited liability company (“KLR Sponsor”) and KLR Energy Acquisition Corp., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, as of the date hereof, KLR Sponsor holds 2,046,330 shares of the Class F common stock, par value $0.0001 per share, of the Company (the “Class F Common Stock”) and 7,863,150 warrants in the Company exercisable for shares of Class A Common Stock (each, a “Warrant”);

WHEREAS, the Company has entered into that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of December 20, 2016, by and between the Company and Tema Oil and Gas Company, a Maryland corporation (“Tema”), pursuant to which, among other things, the Company will acquire certain interests in Rosehill Operating Company, LLC, a Delaware limited liability company, on the terms and subject to the conditions set forth in the Business Combination Agreement (the “Transaction”);

WHEREAS, Section 4.3(b)(i) of the Company’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) and the final prospectus of the Company filed with the SEC (File No. 333-209041) and dated as of March 10, 2016 (the “Prospectus”) provide that each share of Class F Common Stock shall be convertible into shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) on a one-for-one basis (the “Initial Conversion Ratio”) automatically on the business day following the closing of the initial Business Combination (as defined in the Amended and Restated Certificate);

WHEREAS, Section 4.3(b)(ii) of the Amended and Restated Certificate and the Prospectus provide that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional shares of Class A Common Stock or equity-linked securities are issued or deemed issued in excess of the amounts offered in the Prospectus such that as a result of the Adjustment the number of shares of Class A common stock issuable upon conversion of all shares of Class F Common Stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the initial public offering plus all shares of Class A Common Stock and equity-linked securities issued or deemed issued in connection with the Transaction, excluding any shares or equity-linked securities issued, or to be issued, to Tema or its designees in connection with the Transaction or pursuant to Warrants issued to KLR Sponsor upon conversion of working capital loans, after taking into account any shares of Class A Common Stock redeemed in connection with the Transaction (the “Adjustment Provision”);

WHEREAS, in connection with the Transaction, the Company will issue additional shares of Class A Common Stock to certain investors in a private placement (the “New Issuance”);

WHEREAS, the Transaction will constitute a Business Combination under the Amended and Restated Certificate, and the New Issuance would result in an Adjustment to the Initial Conversation Ratio pursuant to the Adjustment Provision;

WHEREAS, KLR Sponsor is entitled to receive additional Warrants upon conversion of working capital loans to the Company; and

WHEREAS, in connection with the Transaction, KLR Sponsor desires to (i) waive its right to receive certain additional shares of Class A Common Stock upon conversion of its shares of Class F Common Stock in connection with the Transaction as a result of the Adjustment to the Initial Conversion Ratio pursuant to the Adjustment Provision caused by the New Issuance and (ii) cap the number of Warrants held by KLR Sponsor as of immediately prior to the consummation of the Transaction.

NOW, THEREFORE, for good and valuable consideration (including the covenants contained in this Agreement), the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Waiver. KLR Sponsor hereby irrevocably and unconditionally relinquishes and waives any and all rights KLR Sponsor has or will have under Section 4.3(b)(ii) of the Amended and Restated Certificate or the Prospectus to receive shares of Class A Common Stock in excess of 4,250,000 shares of Class A Common Stock (the “Excess Shares”) upon conversion of the shares of Class F Common Stock held by it in connection with the Transaction as a result of any Adjustment caused by the New Issuance.

2.	Cancellation of Excess Shares. To the extent KLR Sponsor receives any Excess Shares as a result of any Adjustment caused by the New Issuance, KLR Sponsor shall be required to promptly return or cause the return of such shares to the Company for cancellation.

3.	Warrants. KLR Sponsor hereby agrees that it will take such actions as are necessary to ensure that, as of immediately prior to the consummation of the Transactions, KLR Sponsor shall hold not more than 7,863,150 Warrants.

4.	Binding Authority. This Waiver is irrevocable and binding and shall be binding, on and shall inure to the benefit of KLR Sponsor and the Company and each of their beneficiaries, heirs, legatees and other statutorily designated representatives, and if KLR Sponsor shall transfer, sell or otherwise assign any shares of Class F Common Stock or Warrants held by it, the transferee of such shares shall be bound by the terms of the Waiver.

5.	Certificate. The Amended and Restated Certificate, as affected hereby, shall remain in full force and effect, and the Waiver shall not constitute a waiver of any other provision of the Amended and Restated Certificate, except as expressly provided herein with respect to Section 4.3(b)(ii) as it applies to the New Issuance.

6.	No Third-Party Beneficiaries. This Waiver is solely for the benefit of the parties hereto and their successors and assigns permitted under this Agreement, and no provisions of this Waiver shall be deemed to confer upon any other person any remedy, claim, liability, reimbursement, cause of action or other right except as expressly provided herein.

7.	Governing Law. This Waiver shall be interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware applicable to an agreement executed, delivered and performed in such state.

8.	Counterparts. This Waiver may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned parties have executed this Waiver as of the date first written above.

KLR ENERGY SPONSOR, LLC

By:	KLR Group Investments, LLC, its managing member

By:	/s/ Edward Kovalik
Name: Edward Kovalik
Title:	Manager

KLR ENERGY ACQUISITION CORP.

By:	/s/ Gary C. Hanna
Name: Gary C. Hanna
Title:	Chief Executive Officer

SIGNATURE PAGE TO

WAIVER AGREEMENT